optionsXpress Announces Third Quarter 2008 Results

CHICAGO, IL, October 21, 2008 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended September 30, 2008. Highlights from the third quarter 2008, which incorporate the acquisition of Open E Cry that closed on July 1, 2008, included:

•	Revenues of $66.9 million, a 4% increase year-over-year

•	Net income of $24.0 million, or $0.40 per diluted share

•	Daily average revenue trades (DART) of 47,800, a 30% increase year-over-year

•	Net new account growth of 10,900 during the quarter, resulting in 305,200 customer accounts, a 23% increase year-over-year

•	$5.3 billion in customer assets on September 30, 2008

“Our third quarter results underscore the strength of our business model and the resiliency of our customers in the face of monumental challenges in the credit and securities markets. Our platform has performed exceptionally during this time, empowering our customers without interruption to use options and futures to help navigate the extreme volatility,” remarked David Fisher, Chief Executive Officer of optionsXpress. “While trading activity was also volatile during the quarter, we were still able to grow organically, including an 18% increase in new accounts in September compared to August, demonstrating our ability to grow throughout varied market conditions.”

For the third quarter, retail DARTs were 36,000, down 2% from 36,900 in the third quarter of 2007, and down 3% from 37,200 in the second quarter of 2008. Institutional DARTs were 11,800 in the third quarter of 2008. Total trades per account on an annualized basis were 41, up from 38 in the third quarter of 2007, and up from 34 in the second quarter of 2008. Net revenues increased 4% over the third quarter of 2007 and 8% over the second quarter of 2008. Resulting net income was $24.0 million, or $0.40 per share on a diluted basis, a 5% decrease from $25.3 million in the third quarter of 2007.

“We are pleased that, despite tremendous headwinds from unprecedented market conditions and low short-term interest rates, we have delivered both top-line and bottom-line growth year-to-date in 2008,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “Our balance sheet remains strong with no debt and, combined with our significant positive cash flow, continues to provide significant flexibility for us to execute on our growth initiatives, pursue new business opportunities and weather a sustained market dislocation.”

During the quarter, optionsXpress announced a dividend of $0.08 per share. The total amount of the dividend was approximately $4.8 million and was paid to shareholders on September 19, 2008.

In addition, brokersXpress Illinois Inc., a subsidiary of optionsXpress, announced that it has signed a definitive agreement to acquire Horwitz & Associates, Inc., an independent broker/dealer and investment advisor for $4 million in cash and additional consideration based on future performance. Horwitz & Associates, Inc., located in Riverwoods, IL, had 28 independent registered representatives and advisors, over 4,000 accounts and approximately $1 billion in customer assets as of September 30, 2008.

Outlook
“optionsXpress has thrived in the face of turmoil in the financial markets that began over a year ago. We have delivered solid results and executed our strategies to drive growth,” continued Mr. Fisher. “We still firmly believe in the secular market growth story for retail investors using derivatives and continue to see additional growth opportunities like our recent acquisition of Open E Cry and partnership with Indian brokerage Reliance Money. In the short-term, customers have remained engaged and in the longer-term we anticipate that our educational resources, diverse products and robust platform will help customers manage their portfolios through both challenging and more stable conditions.”

Conference Call
A conference call will be broadcast live on Tuesday, October 21, 2008, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc. optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals and Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.
More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Victoria Paris Ashton Partners (312) 553-6715	Lauren Dettloff Fleishman-Hillard (312) 751-3540

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	9/30/2008	9/30/2007	$	%
Revenues:
Commissions	$45,093	$39,606	$5,487	14%
Interest revenue and fees	12,784	16,163	(3,379)	(21%)
Interest expense	(476)	(2,009)	1,533	(76%)
Net interest revenue and fees	12,308	14,154	(1,846)	(13%)
Other brokerage related revenue	8,743	9,640	(897)	(9%)
Other income	708	689	19	3%
Net revenues	$66,852	$64,089	$2,763	4%
Expenses:
Compensation and benefits	7,959	6,861	1,098	16%
Brokerage, clearing and other related expenses	8,950	5,336	3,614	68%
Advertising	4,945	3,565	1,380	39%
Quotation services	1,625	1,900	(275)	(14%)
Depreciation and amortization	1,996	1,555	441	28%
Technology and telecommunications	1,151	930	221	24%
Other	2,509	2,597	(88)	(3%)
Total expenses	$29,135	$22,744	$6,391	28%
Income before income taxes	37,717	41,345	(3,628)	(9%)
Income taxes	13,723	16,080	(2,357)	(15%)
Net income	$23,994	$25,265	($1,271)	(5%)
Basic earnings per share	$0.40	$0.40	$0.00	0%
Diluted earnings per share	$0.40	$0.40	$0.00	0%
Weighted average shares
outstanding — basic	60,022	62,965	(2,943)	(5%)
Weighted average shares
outstanding — diluted	60,177	63,159	(2,982)	(5%)

	Nine Months Ended		Change
	9/30/2008	9/30/2007	$	%
Revenues:
Commissions	$124,981	$109,917	$15,064	14%
Interest revenue and fees	39,062	45,446	(6,384)	(14%)
Interest expense	(1,642)	(5,209)	3,567	(68%)
Net interest revenue and fees	37,420	40,237	(2,817)	(7%)
Other brokerage related revenue	24,435	26,609	(2,174)	(8%)
Other income	2,405	1,454	951	65%
Net revenues	$189,241	$178,217	$11,024	6%
Expenses:
Compensation and benefits	21,691	19,833	1,858	9%
Brokerage, clearing and other related expenses	19,653	14,833	4,820	32%
Advertising	14,850	10,581	4,269	40%
Quotation services	5,195	5,561	(366)	(7%)
Depreciation and amortization	5,441	4,141	1,300	31%
Technology and telecommunications	2,974	2,695	279	10%
Other	7,219	6,571	648	10%
Total expenses	$77,023	$64,215	$12,808	20%
Income before income taxes	112,218	114,002	(1,784)	(2%)
Income taxes	41,087	44,286	(3,199)	(7%)
Net income	$71,131	$69,716	$1,415	2%
Basic earnings per share	$1.17	$1.11	$0.06	5%
Diluted earnings per share	$1.17	$1.10	$0.07	6%
Weighted average shares
outstanding — basic	60,873	62,897	(2,024)	(3%)
Weighted average shares
outstanding — diluted	61,043	63,099	(2,056)	(3%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended		Change
	9/30/2008	12/31/2007	$	%
Assets:
Cash and cash equivalents	$76,469	$70,492	$5,977	8%
Investments in securities	101,225	158,175	(56,950)	(36%)
Cash and Investments segregated
in compliance with federal regulations	452,106	599,059	(146,953)	(25%)
Receivables from brokerage customers, net	222,663	207,417	15,246	7%
Receivables from brokers, dealers and
clearing organizations	10,483	37,044	(26,561)	(72%)
Deposits with clearing organizations	230,292	28,334	201,958	713%
Fixed assets, net	13,703	12,878	825	6%
Goodwill	44,246	28,616	15,630	55%
Other intangible assets, net	4,850	3,900	950	24%
Other assets	23,299	9,596	13,703	143%
Total assets	$1,179,336	$1,155,511	$23,825	2%
Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$874,027	$851,130	$22,897	3%
Payables to brokers, dealers and clearing
organizations	8,413	8,002	411	5%
Accounts payable and accrued liabilities	27,323	15,734	11,589	74%
Current and deferred income taxes	776	2,937	(2,161)	(74%)
Total liabilities	910,539	877,803	32,736	4%
Stockholders’ equity	268,797	277,708	(8,911)	(3%)
Total liabilities and stockholders'
equity	$1,179,336	$1,155,511	$23,825	2%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	9/30/2008	9/30/2007	$ or #	%
Number of customer accounts
(at period end)(1)	305,200	247,800	57,400	23%
Daily average revenue trades (‘‘DARTs’’)(2)	47,800	36,900	10,900	30%
Customer trades per account (3)	41	38	3	8%
Average commission per trade	$14.87	$17.16	($2.29)	(13%)
Option trades as a % of total trades	48%	66%	(18%)
Advertising expense per net new
customer account (4)	$454	$285	$169	59%
Total client assets (000s)	$5,297,285	$5,621,323	($324,038)	(6%)
Client margin balances (000s)	$200,471	$166,146	$34,325	21%

	Nine Months Ended		Change
	9/30/2008	9/30/2007	$ or #	%
Number of customer accounts
(at period end)(1)	305,200	247,800	57,400	23%
Daily average revenue trades (‘‘DARTs’’)(2)	41,000	33,500	7,500	22%
Customer trades per account (3)	36	37	(1)	(3%)
Average commission per trade	$16.17	$17.61	($1.44)	(8%)
Option trades as a % of total trades	59%	66%	(7%)
Advertising expense per net new
customer account (4)	$371	$309	$62	20%
Total client assets (000s)	$5,297,285	$5,621,323	($324,038)	(6%)
Client margin balances (000s)	$200,471	$166,146	$34,325	21%

1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total net new customer accounts opened during the period.